EXHIBIT 4.4

THIRD AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AGREEMENT

This THIRD AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AGREEMENT (the “Third Amendment”), is dated and effective as of September 25, 2015 (the “Effective Date”), and is by and among Whitney Bank, a Mississippi state chartered bank, (the surviving bank after a consolidation of Whitney Bank, a Louisiana state chartered bank and Hancock Bank, a Mississippi state chartered bank, who changed its name to Whitney Bank, hereinafter “Bank”), PHI, Inc., formerly named Petroleum Helicopters, Inc. (hereinafter referred to as “PHI”), PHI Air Medical, L.L.C., successor to Air Evac Services, Inc., PHI Tech Services, Inc., formerly named Evangeline Airmotive, Inc., and International Helicopter Transport, Inc., (individually, collectively and interchangeably, the “Subsidiary Guarantors”).

Recitals

WHEREAS, PHI, Subsidiary Guarantors and Bank entered into a Second Amended and Restated Loan Agreement dated as of September 18, 2013 (as amended, the “Agreement”), pursuant to which Bank issued a Revolving Line of Credit (as defined therein) in the amount of $150,000,000.00 to PHI with a sublimit of $20,000,000.00 to be used to establish standby letters of credit but when issued reduces the amount available under the Revolving Line of Credit;

WHEREAS, PHI, Subsidiary Guarantors and Bank entered into a First Amendment to the Second Amended and Restated Loan Agreement dated as of March 5, 2014 (the “First Amendment”) in order to amend the Agreement to allow for, among other things, the following: (i) the Tender Offer for the 2010 Notes; (ii) the Proposed Amendments to the 2010 Indenture; (iii) the offering and issuance of the 2014 Notes pursuant to the 2014 Indenture; (iv) the entering into of the 2014 Indenture; (v) the guarantees granted by the subsidiaries pursuant to the 2014 Indenture; and (vi) the offering and issuance of the Exchange Notes pursuant to the Exchange Offer (all capitalized terms used herein shall have the meaning attributed to them in the First Amendment);

WHEREAS, PHI, Subsidiary Guarantors and Bank entered into a Second Amendment to the Second Amended and Restated Loan Agreement dated as of September 26, 2014 (the “Second Amendment”) in order to amend the Agreement to (i) extend the maturity date of the Revolving Line of Credit and (ii) provide that PHI may redeem, repurchase or retire any shares of its capital stock from its employees not to exceed $25,000,000.00 in the aggregate.

WHEREAS, PHI, Subsidiary Guarantors and Bank now desire to again extend the maturity date of the Revolving Line of Credit.

NOW THEREFOR, for good and adequate consideration, the receipt of which is hereby acknowledged, PHI, the Subsidiary Guarantors and Bank do hereby amend the Loan Agreement as follows:

1. As used herein, capitalized terms not defined herein shall have the meanings attributed to them in the Agreement.

2. Section A(1) of the Agreement is hereby amended and restated as follows:

A. THE LOAN OR LOANS. Provided PHI timely performs all obligations in favor of Bank contained in this Agreement and in any other agreement, whether now existing or hereafter arising:

(1) Bank shall make available to PHI a secured revolving line of credit (the “Revolving Line of Credit” or the “Loan”) in the principal amount of ONE HUNDRED FIFTY MILLION AND NO/100 ($150,000,000.00) DOLLARS, that may be drawn upon by PHI on any business day of Bank during the period hereof until and including October 1, 2017 on at least one day’s telephonic notice to Bank. The Revolving Line of Credit shall be evidenced by a commercial note, payable to Bank (the “Note”) and shall contain additional terms and conditions and be identified with this Agreement.

3. In connection with the foregoing and only in connection with the foregoing, the Agreement is hereby amended, but in all other respects all of the terms and conditions of the Agreement and all collateral documents, security agreements and guaranties (the “Collateral Documents”) remain unaffected. PHI agrees that this Third Amendment amends, modifies and confirms the Agreement but is not a novation of any of its terms.

4. PHI and the Subsidiary Guarantors acknowledge and agree that this Third Amendment shall not constitute a waiver of any default(s) under the Agreement, the Collateral Documents or any documents executed in connection therewith, all of Bank’s rights and remedies being preserved and maintained. As of the Effective Date, PHI and the Subsidiary Guarantors hereby represent and warrant to Bank that (i) no default has occurred under the Agreement and there has not occurred any condition, event or act which constitutes, or with notice or lapse of time (or both) would constitute, a Default under the Agreement, (ii) all representations and warranties contained in the Agreement remain true and correct in all material respects, and (iii) all covenants contained in the Agreement have been timely and completely performed, except as same may have been waived in writing by Bank. PHI further acknowledges that the consents of the Bank to the acts of PHI, as provided herein, are conditioned upon such acts not creating a Default under the Agreement, as amended hereby. PHI and the Subsidiary Guarantors further acknowledge that the Collateral Documents, including but not limited to the Subsidiary Guaranties, remain in full force and effect and continue to secure the payment and performance of all obligations of PHI to Bank, including but not limited to the Revolving Line of Credit, whether presenting existing or in the future, in accordance with their terms.

5. This Third Amendment may be executed in two or more counterparts, and it shall not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof; each counterpart shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, this Third Amendment is executed as of the Effective Date.

PHI, INC.		WHITNEY BANK

By:	/s/ Trudy P. McConnaughhay	By:	/s/ H. Elder Gwin
	Trudy P. McConnaughhay	H. Elder Gwin
Title:	Chief Financial Officer	Title:	Vice President

SUBSIDIARY GUARANTORS:

PHI Air Medical, L.L.C.

By:	/s/ Trudy P. McConnaughhay
Trudy P. McConnaughhay
Title:	Manager

INTERNATIONAL HELICOPTER TRANSPORT, INC.

By:	/s/ Trudy P. McConnaughhay
Trudy P. McConnaughhay
Title:	Vice-President

PHI TECH SERVICES, INC.

By:	/s/ Trudy P. McConnaughhay
Trudy P. McConnaughhay
Title:	Vice-President